UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 30, 2012

UNITED INSURANCE HOLDINGS CORP.
(Exact name of registrant as specified in its charter)

Delaware	000-52833	75-3241967
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

360 Central Avenue Suite 900 Saint Petersburg, FL	33701	(727) 895-7737
(Address of principal executive offices)	(Zip Code)	(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
The discussion of the Termination Agreement (as defined below) under Item 1.02 of this Current Report on Form 8-K is incorporate herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

On February 21, 2012, the Florida Office of Insurance Regulation (OIR) informed United Insurance Holdings Corp. (the Company or United) that based on the relationships of two of United's (now former) directors, Larry G. Swets, Jr. and James R. Zuhlke, and United's (now former) Interim Chief Financial Officer, Hassan R. Baqar, with Kingsway Amigo Insurance Company, the OIR determined that United Property & Casualty Insurance Company, a wholly-owned subsidiary of United (UPC) and Kingsway Amigo Insurance Company and all of their subsidiaries and affiliates, are considered by the OIR to be affiliated entities under Florida law due to their common managerial control.  While not noted in the OIR's letter, Gordon G. Pratt also served as a director of United and Chairman of the Board of a Kingsway affiliated entity.  Based on the foregoing, the OIR required UPC to file certain amended statements with the OIR reflecting UPC's affiliation with Kingsway Amigo Insurance Company and its subsidiaries and prohibited any transfer of assets of UPC to Kingsway Amigo Insurance Company or any of its affiliated entities without prior OIR approval.

In light of the foregoing, on March 30, 2012, United Insurance Management, L.C. (UIM), a wholly-owned subsidiary of United, provided notice to 1347 Advisors LLC, a Delaware limited liability company (1347 Advisors), of its desire to terminate the Management Services Agreement (the Management Services Agreement) between UIM and 1347 Advisors pursuant to the terms thereof effective as of May 30, 2012, or earlier, if mutually agreeable. 1347 Advisors is a wholly-owned subsidiary of Kingsway Financial Services, Inc. Larry Swets, a former director of the Company, serves as the President and Chief Executive Officer of Kingsway Financial Services. Pursuant to the Management Services Agreement, 1347 Advisors provided the services of an interim Chief Financial Officer to the Company and certain strategic consulting, corporate development, corporate finance, and actuarial services, for which the Company paid to 1347 Advisors a fee of $60,000 per month.

Effective as of April 2, 2012, UIM and 1347 Advisors entered into a Termination Agreement and Release (Termination Agreement) pursuant to which the parties agreed to a mutual termination of the Management Services Agreement effective immediately.  As a result of the foregoing, UIM will no longer be obligated to pay 1347 Advisors the management services fee described above.  The Termination Agreement provides that 1347 shall cooperate with United to effect the transition of certain actuarial services to United or another administrative company.  The foregoing is not a complete discussion of the Termination Agreement and is qualified in its entirety by reference to the full text of the Termination Agreement attached to this Current Report on Form 8-K as Exhibit 10.1, which is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the termination of the Management Services Agreement described under Item 1.02 above, Hassan R. Baqar, United's Interim Chief Financial Officer, resigned effective April 2, 2012.

The Company appointed John F. Rohloff, II, 43, to serve as the Company's interim Chief Financial Officer effective April 5, 2012. In addition to his current role as SEC Reporting Manager, Mr. Rohloff will assume the responsibilities of the Chief Financial Officer until a permanent replacement is named. Mr. Rohloff has served as the SEC Reporting Manager for the Company since April 2008.  Prior to joining United, Mr. Rohloff served as a Sr. Accounting Manager for Western Union, a financial services company, from March 2005 until January 2008.  Mr. Rohloff served as the Controller for International Risk Group, a company specializing in environmental risk management, from March 2003 until March 2005.  Mr. Rohloff also served as the Controller for ProSavvy, an e-commerce procurement company, from July 2000 until March 2003.  Mr. Rohloff graduated from the University of Florida and earned a Masters in Taxation degree from the University of Denver, and holds a Certified Public Accountant designation.

On April 4, 2012 , James R. Zuhlke informed the Board of Directors of the Company of his decision to resign effective immediately from the Company's Board of Directors. On April 5, 2012, the Company issued a press release relating to the resignation of Mr. Zuhlke, as well as the recent resignations of Mr. Gordon Pratt and Mr. Larry Swets. A copy of the press relating to the matters described under this Item 5.02 is attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.
The following exhibits are furnished herewith:

Exhibit No.	Description
10.1	Termination Agreement and Release, dated as of April 2, 2012, between 1347 Advisors LLC, and United Insurance Management, L.C.
99.1	Press release issued by the Company on April 5, 2012

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

UNITED INSURANCE HOLDINGS CORP.

By: /s/ Melvin A. Russell
Name: Melvin A. Russell
Title: Executive Vice President
(principal executive officer)

Date: April 5, 2012

EXHIBIT INDEX

Exhibit No.	Description
10.1	Termination Agreement and Release, dated as of April 2, 2012, between 1347 Advisors LLC, and United Insurance Management, L.C.
99.1	Press release issued by the Company on April 5, 2012